SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2015

EARTH SEARCH SCIENCES, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-19566	87-0437723
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

306 Stoner Loop Road, Lakeside, MT 59922
(Address of Principal Executive Offices)

(406) 751-5200
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Current Report on Form 8-K and other reports filed by Earth Search Sciences, Inc. (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements.  Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations[ and any businesses that may be acquired by the Company].  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(c)           Appointment of Officers

Pursuant to that certain Employment Agreement by and among Mr. Christofer Mowry (“Mowry”), the Company and General Synfuels International, Inc. (“GSI”), a subsidiary of the Company, dated May 8, 2015 (the “Mowry Employment Agreement”), Mr. Mowry was appointed as Interim President and Chief Executive Officer of GSI effective May 8, 2015.  Mr. Mowry will also serve as Chairman of an expanded board of directors of GSI.  The Mowry Employment Agreement also provides that, at Mr. Mowry’s option, Mr. Mowry, shall be appointed to the Board of the Company, and appointed as CEO of the Company.

Mr. Mowry has recently served as President and Chief Executive Officer of Generation mPower, LLC (“GmP”), a company he formed to develop and deploy the mPower small modular reactor (“SMR”), from January 2012 until April 2014. Previously, Mr. Mowry held various senior leadership positions within The Babcock & Wilcox Company (“B&W”), including President of B&W Nuclear Energy, Inc. from June 2009 until January 2012, and Senior Vice President and Chief Business Development Officer from August 2008 until June 2009. Prior to joining B&W, Mr. Mowry served as President and Chief Operating Officer of Welding Services, Inc., an energy services company located in Atlanta, Georgia, from January 2005 through June 2008. He also held various global management positions within GE Energy from June 1995 until January 2005, after spending 11 years with the utility PECO Energy.

Under the Mowry Employment Agreement, Mr. Mowry’s initial base salary is $300,000 per year. Mr. Mowry will receive base salary increases and become eligible for annual bonus payments following achievement of certain capitalization goals.  The Mowry Employment Agreement also provides for expense reimbursement, customary benefit plan participation, and a one-time bonus of $500,000 after the Company completes funding of $15,000,000.

Under the Mowry Employment Agreement, Mr. Mowry is entitled to a grant of 7% of the shares of restricted common stock of GSI issued and outstanding at the time of the grant and 18,000,000 shares of restricted common stock of the Company.  6,000,000 Company shares and half of the GSI shares vested immediately upon grant.  The remaining shares of both the Company and GSI vest based upon certain capitalization goals being achieved and the passage of time thereafter, subject to acceleration in certain circumstances, including in connection with a change of control of the Company, Mr. Mowry’s death or disability, or Mr. Mowry’s employment being terminated without “cause” (as defined in the Mowry Employment Agreement) or Mr. Mowry’s terminating his employment relationship with the Company or GSI for “good reason” (as defined in the Mowry Employment Agreement).  Moreover, as to shares which are not of a registered class of securities, if Mr. Mowry’s employment is terminated, he shall be able to put his shares to the Company, or GSI as applicable, at fair market value.

The Mowry Employment Agreement also provides for options to be granted in connection with certain dilutive issuances of common stock of the Company or GSI. Such options, if required to be granted, may be granted with fair market value exercise price or an exercise price equal to 70% of such value, at the option of Mr. Mowry, and shall vest on the same schedule as the equity as to which the anti-dilution protection is provided.  Options with a 70% of market value exercise price will expire if not exercised in the year they vest.  All options may be exercised through net settlement (where the value of some shares is used to pay the exercise price on other shares).

The Mowry Employment Agreement allows for the exchange, at Mr. Mowry’s option, of Company common shares for an equal value of shares of GSI, or another subsidiary, if formed and vice versa.  During the initial funding phase, the shares would be exchangeable based on equivalent percentages of the entities.

There is no familial relationship between Mr. Mowry and any of the Company’s directors or officers.

During the last two years, there has been no transaction that the Company was or is a party to in which Mr. Mowry had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2015
EARTH SEARCH SCIENCES, INC.

By:	/s/ Larry Vance
Larry Vance Chief Executive Officer